EXHIBIT 5






                                August 16, 2007







Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

         Re:      Herley Industries, Inc.
                  Registration Statement on Form S-8
                  ----------------------------------

Gentlemen:

     Reference  is  made  to  the  filing  by  Herley   Industries,   Inc.  (the
"Corporation") of a Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 500,000 shares of the Corporation's common stock, $.10 par value per share pursuant to the Herley Industries, Inc. 2006 New Employee Stock Option Plan (the "Plan"):

     As counsel for the Corporation, we have examined its corporate records, including its Certificate of Incorporation, as amended, By-Laws, its corporate minutes, the form of its Common Stock certificate, the Plans and such other documents as we have deemed necessary or relevant under the circumstances.

     Based upon our examination, we are of the opinion that:

1. The Corporation is duly organized and validly existing under the laws of the State of Delaware.

2. The shares of the Corporation's common stock, when issued pursuant to the terms of Plan, will be validly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to be named in the Registration Statement and in the Prospectus which constitutes a part thereof as counsel of the Corporation, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Beckman, Lieberman & Barandes, LLP
                                        BECKMAN, LIEBERMAN
                                        & BARANDES, LLP